UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 1, 2015

ZOSANO PHARMA CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-36570	45-4488360
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

34790 Ardentech Court

Fremont, CA 94555

(Address of principal executive offices) (Zip Code)

(510) 745-1200

Registrant’s telephone number, including area code

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Konstantinos Alataris, Ph.D., has been appointed as our President and as President and Chief Operating Officer of our wholly owned subsidiary ZP Opco, Inc., effective September 21, 2015.

Dr. Alataris, age 45, was the founder and held the roles of President, Chief Executive Officer and Chief Commercial Officer of Nevro Corp. (NYSE: NVRO), a medical device company that has developed a neuromodulation platform for the treatment of chronic pain. Following Nevro, Dr. Alataris served as Executive Chairman of the Board of Directors at IRRAS AB and Head of Digital Healthcare Strategy at mc10. Prior to Nevro, Dr. Alataris was a Vice President at Bay City Capital, a healthcare focused venture capital firm based in San Francisco. He holds Master’s degrees in Electrical Engineering and Business and a Ph.D. in Bioengineering from the University of Southern California.

Pursuant to an employment letter agreement that we and ZP Opco, Inc. have entered into with Dr. Alataris, Dr. Alataris will be paid an annual base salary of $375,000, will be considered for an annual bonus in an amount determined by our Compensation Committee, and will be granted an option to purchase a number of shares of our common stock equal to approximately 1.75% of our outstanding common stock. Under the agreement, Dr. Alataris is subject to provisions regarding disclosure and use of confidential information, assignment of inventions, and non-solicitation of employees, customers, vendors and other business partners.

Under the terms of the employment letter agreement, if the company terminates Dr. Alataris other than for cause or Dr. Alataris resigns for good reason, then the company will continue to pay Dr. Alataris his base salary for nine months following termination, pay Dr. Alataris in equal installments over the nine months following termination a bonus amount prorated based on a nine-month period, and continue to provide Dr. Alataris with group health and dental benefits for nine months following termination. In addition, the vesting schedule for any outstanding stock options held by Dr. Alataris will automatically accelerate so that 18.75% of the total option shares will immediately become exercisable upon termination. If the termination without cause or resignation for good reason occurs within one year following a change in control of the company, then the vesting schedule for any outstanding stock options held by Dr. Alataris will automatically accelerate so that 100% of the total option shares will immediately become exercisable upon termination. Any severance payments are conditioned upon Dr. Alataris signing a general release of claims.

On September 1, 2015, Peter Daddona, Ph.D., our Chief Scientific Officer (and Chief Scientific Officer of our wholly owned subsidiary ZP Opco, Inc., having served in that position since 2006), notified us of his decision to retire as an employee and officer effective December 31, 2015. Dr. Daddona will become a scientific advisor to the company beginning on January 1, 2016.

As scientific advisor, Dr. Daddona will perform scientific advisory services as requested by the company, including providing advice and supporting senior executives in connection with the company’s research and development operations and strategy, intellectual property rights and strategy, and regulatory operations and strategy. Dr. Daddona will provide four hours of services per day on two days of each month, for a period of one year beginning on January 1, 2016.

We will compensate Dr. Daddona for his scientific advisory services at the rate of $4,000 per month, except that if Dr. Daddona provides more than eight hours of services in a given month due to travel for company business at our request, then we will pay him at a rate of $500 per hour for each excess hour (subject to a maximum fee of $2,500 per day). We or Dr. Daddona may terminate Dr. Daddona’s scientific advisory services and related compensation at any time during the one-year services period upon 30 days’ notice to the other party.

A copy of our press release dated September 8, 2015 announcing Dr. Alataris’s appointment as President and Chief Operating Officer and Dr. Daddona’s retirement is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit	Description

99.1	Press release dated September 8, 2015, entitled “Zosano Pharma Announces New Executive Appointment and Management Change”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZOSANO PHARMA CORPORATION

Dated: September 8, 2015	By:	/s/ Vikram Lamba
		Name:	Vikram Lamba
		Title:	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit	Description

99.1	Press release dated September 8, 2015, entitled “Zosano Pharma Announces New Executive Appointment and Management Change”